Exhibit 4.30

Shareholders’ Voting Rights Agreement

with respect to

Reemake Media Co., Ltd.

between

Reemake Media Co., Ltd.

and

Leo Ou Chen

Yusen Dai

Hui Liu

Chengdu Jumeiyoupin Science and Technology Co., Ltd.

April 20, 2017

Shareholder’s Voting Rights Agreement

The SHAREHOLDERS’ VOTING RIGHTS AGREEMENT (the “Agreement”) was made and entered into by and among the following Parties on April 20, 2017:

1.                                     Leo Ou Chen

Identity card number :         ***

2.                                     Yusen Dai

Identity card number :         ***

3.                                     Hui Liu

Identity card number :         ***

(Leo Ou Chen, Yusen Dai and Hui Liu are hereinafter collectively referred to as the “Shareholders,” each as a “Shareholder”)

4.                                     Chengdu Jumeiyoupin Science and Technology Co., Ltd. (hereinafter referred to as “WFOE”)

Registered Address: Room 501, Fifth Floor, Building 3, District G, Tianfu Software Park, 1800 Yizhou Avenue Middle Section, High-tech Zone, Chengdu, Sichuan Province

Legal Representative: Yusen Dai

5.                                     Reemake Media Co., Ltd. (hereinafter referred to as “Company”)

Registered Address:      Room 829, Seventh Floor, No. 71, Chaoyang Road, Chaoyang District, Beijing.

Legal Representative:Yusen Dai

(In this Agreement, the above Parties are respectively referred to as “Party” and collectively referred to as “Parties”).

WHEREAS:

1.                                     The Shareholders are the current shareholders of the Company and hold in aggregate 100% equity interest of the Company;

2.                                     The Shareholders intend to entrust an individual designated by the WFOE to exercise its voting rights in the Company, and the WFOE intends to appoint an individual to accept such entrustment.

Based on amicable negotiations, the Parties have agreed as follows:

Article 1  Entrustment of Voting Rights

1.1                              Each Shareholder hereby irrevocably undertakes to sign the power of attorney in a form and substance set forth in Annex 1 of this Agreement to authorize the person designated by the WFOE (hereinafter referred to as the “Proxy”) to exercise on his/her behalf the following rights (hereinafter collectively referred to as the “Voting Rights”) entitled by the Shareholder in accordance with the then-effective articles of association of the Company:

(1)                         to convene and attend the shareholders’ meeting of the Company in accordance with the articles of association of the Company as an agent of the Shareholder;

(2)                         to represent the Shareholder to exercise his/her voting right, make and execute resolutions with respect to all matters requiring the Shareholders’ discussion and resultion, including but not limited to: designating and electing directors, general manager and other senior management personnel whose appointment or dismissal should be decided by the Shareholders; disposing of the Company’s assets; dissolving or liquidating the Company, and forming the liquidation group on behalf of the Shareholders and exercising the powers entitled by the liquidation group during the liquidation;

(3)                         to exercise other voting rights entitled by the Shareholders under the PRC Laws and regulations (including amendments, alterations, additions and re-enactments thereto, regardless whether they took effect before or after the conclusion of this Agreement);

(4)                         to exercise other shareholders’ voting rights under the articles of association of the Company (including any other shareholders’ voting rights entitled after the amendment to the articles of association of the Company); and

(5)                         when the Company’s equity interest held by each Shareholder is transferred according to the exclusive purchase option agreement separately entered into by the Parties, to sign relevant equity transfer agreement and other relevant documents on behalf of the Shareholders and go through the government approvals, registration, filings and such other procedures necessary for such transfer.

The above authorization and entrustment is premised on the condition that the Proxy shall be a Chinese citizen and that the WFOE agrees to the above authorization and entrustment. When and only when the WFOE issues a written notice to the Shareholders to replace the Proxy, each Shareholder shall immediately designate another Chinese citizen then designated by the WFOE to exercise the above Voting Rights. The new power of attorney shall supersede the original one upon made. Other than the foregoing, No Shareholders shall revoke the entrustment and authorization made to the Proxy.

1.2                              The Proxy shall exercise diligence and caution to exercise the entrusted obligations in accordance with the law to the extent authorized hereunder; the Shareholders acknowledge and assume relevant liabilities for any legal consequences arising from the exercise of the Voting Rights by the Proxy.

1.3                              Each Shareholder hereby confirms that the Proxy will not need to seek the opinion of the Shareholders prior to the exercise of the above Voting Rights, but shall promptly inform the Shareholders after the resolutions or the proposal to convene extraordinary shareholders’ meeting have been made.

Article 2  Right to Know

2.1                              For the purpose of exercising the Voting Right under this Agreement, the Proxy shall have the right to know the relevant information about the Company’s operations, business, customers, finance and employees, and have access to relevant data of the Company. The Company shall give full assistance in this regard.

Article 3  Exercise of Voting Rights

3.1                      Each Shareholder will provide sufficient assistance with respect to the Proxy’s exercise of the Voting Rights, including promptly signing the resolution of the shareholders’ meeting or other relevant legal documents, as necessary (for example, as required for submission of documents for approval, registration or filing with the government authority).

3.2                      If, at any time during the term of this Agreement, the grant or exercise of the Voting Rights under this Agreement cannot be realized for any reason (other than a default by a Shareholder or the Company ), the Parties shall immediately seek the closest alternative to the unrealizable arrangement and, if necessary, sign a supplemental agreement to modify or adjust the terms of this Agreement to ensure that the purpose of this Agreement may be continued to be accomplished.

Article 4  Exemption and Compensation

4.1                              The Parties confirm that, in no case shall the WFOE be required to assume any liability or make any compensation, economic or otherwise, to the other Parties or any third party in respect of the exercise of the Voting Rights under this Agreement by the individual designated by it.

4.2                              Each Shareholder and the Company agrees to indemnify and hold the WFOE harmless from and against all losses that the WFOE suffers or may suffer as a result of its designation of the Proxy to exercise the Voting Rights, and to indemnify and hold the Proxy from and against all losses that the Proxy suffers or may suffer as a result of his/her acceptance of entrustment to exercise the Voting Rights, including but not limited to any loss incurred by the lawsuits, recovery, arbitration, claims brought by any third party against it or the administrative investigations and penalty fines imposed by any government authority, except the loss incurred as a result of an intentional or gross negligence of the Proxy.

Article 5  Representations and Warranties

5.1                              Each Shareholder hereby represents and warrants that:

5.1.1                              he/she is a Chinese citizen with full capacity; he/she has full and independent legal status and legal capacity and has been duly authorized to sign, deliver and perform this Agreement and may independently act as a party to the proceedings;

5.1.2                              he/she has full power and authority to sign and deliver this Agreement and all other documents to be executed by him/her with respect to the transactions contemplated by this Agreement, and to complete the transactions described in this Agreement. This Agreement has been duly and legally signed by him/her and constitutes his/her lawful, valid and binding obligation, enforceable against him/her in accordance with the terms hereof;

5.1.3                              he/she is the registered shareholder of the Company as of the effectiveness of this Agreement, and there are no third party rights on the Voting Rights other than the rights created hereunder and under the Equity Pledge Agreement and the Exclusive Purchase Option Agreement entered into by the Shareholders, the Company and the WFOE. In accordance with this Agreement, the Proxy may fully and adequately exercise the Voting Rights pursuant to the Company’s then effective articles of association; and

5.1.4                              his/her execution, delivery and performance of this Agreement and accomplishment of the transactions contemplated under this Agreement do not violate the provisions of the PRC laws or any agreement, contract or other arrangement with any third party by which it is bound.

5.2                              The WFOE and the Company hereby represent and warrant that:

5.2.1                              it is a limited liability company duly registered and legally existing under the laws of its place of registration and has an independent legal personality; it has full and independent legal status and legal capacity to sign, deliver and perform this Agreement and may independently act as a party to the proceedings; and

5.2.2                              it has full internal corporate power and authority to execute and deliver this Agreement and all other documents to be executed by it relating to the transactions contemplated by this Agreement, and the full power and authority to accomplish the transactions contemplated by this Agreement.

5.3                              The Company further represents and warrants that:

5.3.1                              the Shareholders are legal and registered shareholders of the Company and legally hold the equity interest of the Company as of the effectiveness of this Agreement.

There are no third party rights on the Voting Rights other than the rights created hereunder and under the Equity Pledge Agreement and the Exclusive Purchase Option Agreement entered into by the Shareholders, the Company and the WFOE. In accordance with this Agreement, the Proxy may fully and adequately exercise the Voting Rights pursuant to the Company’s then effective articles of association

Article 6  Term

6.1                      Subject to the provisions of Sections 6.2 and 6.3 of this Agreement, this Agreement shall remain valid for a period of twenty (20) years from the date on which it is duly executed by the Parties, unless early terminated by the Parties in writing or pursuant to Section 9.1 of this Agreement. This Agreement shall be automatically renewed for one (1) year at the expiry date for unlimited number of times, unless the WFOE sends a thirty (30) days’ prior notice to the other Parties not to renew the Agreement.

6.2                      This Agreement shall terminate on the expiry date of the business term of the Company or the WFOE, if the Company or WFOE fails to complete the approval and registration procedures for the extension of its business term.

6.3                      If any of the Shareholders has transferred all of its equity interests in the Company with the prior consent of the WFOE, such Shareholder will cease to be a Party to this Agreement, but the obligations and undertakings of the other Parties under this Agreement will not be adversely affected.

Article 7  Notices

7.1                              Any notice, request, claim and other correspondence required by this Agreement or made under this Agreement shall be delivered in writing to the Party concerned.

7.2                              If the above notice or other communication is sent in the form of fax or telex, it will be deemed to be delivered upon sent; if sent by person, it shall be deemed to have been served at the time of delivery; if sent by mail, it will be deemed to be served five (5) days after mailed.

Article 8  Confidentiality

8.1                              Whether or not this Agreement has been terminated, each Party shall keep in strict confidence all trade secrets, proprietary information, customer information and other information of a confidential nature (hereinafter collectively referred to as the “Confidential Information”) relatinig to the other Parties that come into its knowledge in connection with the conclusion and performance of this Agreement. The Party receiving the Confidential Information shall not disclose any Confidential Information to any other third party except with the prior written consent of the disclosing Party or pursuant to relevant laws and regulations or the requirements of the place where a Party’s affiliated company is listed; a Party receiving Confidential Information shall not use or indirectly use any Confidential Information for any purpose other than the performance of this Agreement.

8.2                              The following shall not belong to Confidential Information:

(a)                                          the information that written evidence prove to have come to the knowledge of the receiving Party before its disclosure;

(b)                                          information that has entered into the public domain through no fault of the receiving Party; or

(c)                                           the information that is legally obtained by the receiving Party after receiving such information from other sources.

8.3                              The receiving Party may disclose the Confidential Information to its employees, agents or professionals engaged by it, provided that the Party receiving the information shall ensure that such persons comply with the terms and conditions of this Agreement and assume any liabilities if such persons are in breach of the relevant terms and conditions hereof.

8.4                              Notwithstanding the other provisions of this Agreement, the effect of this Article shall not be affected by the termination of this Agreement.

Article 9  Liability for Breach of Contract

9.1                      The Parties agree and confirm that a Party shall be deemed to have committed a default (a “Default”) if it (the “Defaulting Party”) is in material breach of any of the provisions made under this Agreement or substantially fails to perform or delay the performance of any of the obligations under this Agreement, and any of the non-defaulting Parties (the “Non-Defaulting Party”) has the right to require the Defaulting Party to correct or take remedial actions within a reasonable period of time. If the Defaulting Party fails to correct or take remedial action within a reasonable period of time or within ten (10) days after the relevant Non-Defaulting Party has notified the Defaulting Party in writing of the breach requiring a correction, then

9.1.1                    if any Shareholder or Company is the Defaulting Party, the WFOE shall have the right to terminate this Agreement and require the Defaulting Party to pay all liquidated damages;

9.1.2                    if the WFOE is the Defaulting Party, the Non-Defaulting Party has the right to require the Defaulting Party to pay liquidated damages.

9.2                      Notwithstanding the provisions of Article 9.1 above, the Parties agree and confirm that, unless otherwise provided by law, the Company and the Shareholders shall in no event require the termination of this Agreement for any reason.

9.3                      Notwithstanding the other provisions of this Agreement, the validity of this Article shall not be affected by the suspension or termination of this Agreement.

Article 10 Miscellaneous

10.1                       This Agreement is made in Chinese in five (5) counterparts, one (1) for each Party.

10.2                       The conclusion, effectiveness, performance, amendment, interpretation, termination of and resolution of disputes under this Agreement shall be governed by the PRC laws.

10.3                       Any dispute arising under and relating to this Agreement shall be settled by mutual agreement. If the Parties are unable to reach a consensus within thirty (30) days of the dispute, the dispute shall be submitted to the court of Beijing with jurisdiction to settle the case. During the dispute resolution, the Parties shall continue to perform other provisions other than those in dispute.

10.4                       Any rights, powers and remedies granted to the Parties under any terms of this Agreement shall not preclude any other rights, powers or remedies entitled by the Parties in accordance with the law and other provisions of this Agreement. No exercise by a Party of its rights, powers and remedies shall preclude its exercise of any other rights, powers and remedies to which such Party is entitled.

10.5                       No failure to exercise or delay in exercising of any right, power or remedy by a Party entitled under this Agreement or the law (hereinafter referred to as the “Party’s Rights”) may result in the waiver of the Party’s Rights and, no single or partial waiver of the Party’s Rights shall preclude other exercise of the Party’s Rights and the exercise of the other Party’s Rights.

10.6                       The headings of this Agreement are inserted for reference only and, in no event shall be used for or affect the interpretation of the provisions of this Agreement.

10.7                       Each article of this Agreement may be divisible and independent of each of the other rticles, and in the event that one or several of the provisions of this Agreement become invalid, illegal or unenforceable at any time, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised.

10.8                       This Agreement, once signed, supersedes any other prior legal documents signed by the Parties with respect to the same subject matter. Any modification or supplement to this Agreement shall be in writing and, except for the WFOE’s transfer of its rights hereunder pursuant to Section 10.9 below, no amendments or additions to this Agreement shall take effect unless duly signed by the Parties.

10.9                       None of the other Parties may assign any of its rights and/or obligations under this Agreement to any third Party without the prior written consent of the WFOE; the Shareholders and the Company hereby agree that the WFOE shall have the right to unilaterally transfer any of its rights and/or obligations under this Agreement to any third party after a written notice to the Shareholders and the Company.

10.10                This Agreement shall be binding on the lawful assignee or successor of the Parties. Each of the Shareholders warrants to the WFOE that he/she has made all reasonable arrangements and signed all necessary documents to ensure that, at the time of his/her death, incapacity, bankruptcy, divorce or other circumstances that may prevent his/her exercise of the equity interest, none of his/her successors, custodians, creditors, spouses, etc. who may thus acquire the Company’s equity interests or related rights will affect or impede the performance of this Agreement.

[No text below]

[Signature Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

Leo Ou Chen
Signature:	/s/Leo Ou Chen

Yusen Dai
Signature:	/s/Yusen Dai

Hui Liu
Signature:	/s/Hui Liu

Chengdu Jumeiyoupin Science and Technology Co., Ltd. (Seal) /seal/

Signature:	/s/Yusen Dai
Name: Yusen Dai
Title: Legal Representative

Reemake Media Co., Ltd.   (Seal) /seal/

Signature:	/s/Yusen Dai
Name: Yusen Dai
Title: Legal Representative

Signature Page of the Shareholders’ Voting Rights Agreement

Appendix 1:

Power of Attorney

This power of attorney (hereinafter referred to as this “ power of attorney”) is  signed on April 20, 2017 by the following Parties and issued to Leo Ou Chen (domiciled in Beijing, identity card number: ***) (hereinafter referred to as the “Proxy”):

Leo Ou Chen

Identity card number :  ***

Yusen Dai

Identity card number :  ***

Hui Liu

Identity card number :  ***

(all above referred to as the Shareholders, domiciled in Beijing)

Each of the Shareholders hereby grants the Proxy the full right to authorize the Proxy as my agent, in my own name, to exercise the following rights entitled by me in my capacity as shareholder of Reemake Media Co., Ltd. (hereinafter referred to as the “Company”):

1.              to act as my agent to propose to convene and attend the shareholders’ meeting of the Company in accordance with the articles of association of the Company;

2.              to act as my agent to exercise my voting right, make and execute resolutions with respect to all matters under discussion and resultion of the shareholders’ meeting, including but not limited to: designating and electing directors and other senior management personnel whose appointment or dismissal should be decided by the Shareholders; disposing of the Company’s assets; dissolving or liquidating the Company, and forming the liquidation group on behalf of the Shareholders and exercising the powers entitled by the liquidation group during the liquidation, etc.;

3.              to act as my agent to exercise other shareholders’ voting rights under the articles of association of the Company (including any other shareholders’ voting rights entitled after the amendment to the articles of association of the Company);

4.              to act as my agent to exercise other voting rights entitled by the Shareholders under the PRC laws and regulations (including amendments, alterations, additions and re-enactments thereto, regardless whether they took effect before or after the conclusion of this Agreement); and

5.              when the Company’s equity interest held by me is transferred according to the exclusive purchase option agreement separately entered into by the

Parties, to sign relevant equity transfer agreement and other relevant documents on my behalf and go through the government approvals, registration, filings and such other procedures necessary for such transfer.

I hereby irrevocably confirm that unless Chengdu Jumeiyoupin Science and Technology Co., Ltd. (the “WFOE”) issues an instruction to me requesting the replacement of the Proxy, this power of attorney shall remain valid until the termination or early termination date of the Shareholders’ Voting Rights Agreement singed by the WFOE, the Company and the Shareholders of the Company on April 20, 2017.

The above authorization is hereby rendered.

Name:

Signature:

Date: April 20, 2017